                                                                    Exhibit 4(b)

                             SUB-ADVISORY AGREEMENT

     AGREEMENT made as of the 30th day of September; 2003, by and between FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (hereinafter referred to as "FAM"), and MERRILL LYNCH ASSET MANAGEMENT U.K. LIMITED, a corporation organized under the laws of England and Wales (hereinafter referred to as "MLAM U.K.").

                              W i t n e s s e t h:

     Whereas, Master bond trust (the "Fund") is a Delaware statutory trust engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

     Whereas, FAM and MLAM U.K. are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended; and

     Whereas, MLAM U.K. is a member of the Investment Management Regulatory Organization, a self-regulating organization recognized under the Financial Services Act of 1986 of the United Kingdom (hereinafter referred to as "IMRO"), and the conduct of its investment business is regulated by IMRO; and

     Whereas, FAM has entered into an investment advisory agreement (the "Advisory Agreement") dated the date hereof, pursuant to which FAM provides investment advisory and certain administrative services to the Fund; and

     Whereas, MLAM U.K. is willing to provide investment advisory services to FAM in connection with the Fund's operations on the terms and conditions hereinafter set forth.

     Now, Therefore, in consideration of the premises and the covenants hereinafter contained, MLAM U.K. and FAM hereby agree as follows:

                                    ARTICLE I

                               Duties of MLAM U.K.

     FAM hereby employs MLAM U.K. to act as investment adviser to FAM and to furnish, or arrange for affiliates to furnish, the investment advisory services described below, subject to the broad supervision of FAM and the Fund, for the period and on the terms and conditions set forth in this Agreement. MLAM U.K. hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. FAM and its affiliates shall for all purposes herein be deemed a Professional Investor as defined under the rules promulgated by IMRO (hereinafter referred to as the "IMRO Rule"). MLAM U.K. and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     MLAM U.K. shall have the right to make unsolicited calls on FAM and shall provide FAM with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Fund; shall furnish continuously an investment program for the Fund and shall make recommendations from time to time as to which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests, options, futures, options on futures or cash; all of the foregoing subject always to the restrictions of the Declaration of Trust and By-Laws of the Fund, as they may be amended and/or restated from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objective, investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund (the "Prospectus" and "Statement of Additional Information", respectively). MLAM U.K. shall make recommendations and effect transactions with respect to foreign currency matters, including foreign exchange contracts, foreign currency options, foreign currency futures and related options on foreign currency futures and forward foreign currency transactions. MLAM U.K. shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities of the Fund shall be exercised.

     MLAM U.K. will not hold money on behalf of FAM or the Fund, nor will MLAM U.K. be the registered holder of the registered investments of FAM or the Fund or be the custodian of documents or other evidence of title.

                                   ARTICLE II

                       Allocation of Charges and Expenses

     MLAM U.K. assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof and shall pay all compensation of officers of the Fund and all Trustees of the Fund who are affiliated persons of MLAM U.K.

                                   ARTICLE III

                            Compensation of MLAM U.K.

     For the services rendered, the facilities furnished and expenses assumed by MLAM U.K., FAM shall pay to MLAM U.K. a fee in an amount to be determined from time to time by FAM and MLAM U.K. but in no event in excess of the amount that FAM actually receives for providing services to the Fund pursuant to the Advisory Agreement.

                                   ARTICLE IV

                      Limitations of Liability of MLAM U.K.

     MLAM U.K. shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, MLAM U.K. shall include any affiliates of MLAM U.K. performing services for FAM contemplated hereby and directors, officers and employees of MLAM U.K. and such affiliates.

                                    ARTICLE V

                             Activities of MLAM U.K.

     The services of MLAM U.K. to the Fund are not to be deemed to be exclusive, MLAM U.K. and any person controlled by or under common control with MLAM U.K. (for purposes of this Article V referred to as "affiliates") being free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in MLAM U.K. and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of MLAM U.K. and its affiliates are or may become similarly interested in the Fund, and that MLAM U.K. and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.

                                   ARTICLE VI

                   MLAM U.K. Statements Pursuant to IMRO Rules

     Any complaints concerning MLAM U.K. should be in writing addressed to the attention of the Managing Director of MLAM U.K. FAM has the right to obtain from MLAM U.K. a copy of the IMRO complaints procedure and to approach IMRO directly.

     MLAM U.K. may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding Investments Not Readily Realisable (as that term is used in the IMRO Rules) or investments denominated in a currency other than British pound sterling. There can be no certainty that market makers will be prepared to deal in unlisted or thinly traded securities and an accurate valuation may be hard to obtain. The value of investments recommended by MLAM U.K. may be subject to exchange rate fluctuations which may have favorable or unfavorable effects on investments.

     MLAM U.K. may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding options and futures of contracts for differences. Markets can be highly volatile and such investments carry a high degree of risk of loss exceeding the original investment and any margin on deposit.

                                   ARTICLE VII

                   Duration and Termination of this Agreement

     This Agreement shall become effective as of the date first above written and shall remain in force until the date of termination of the Advisory Agreement (but not later than two years after the date hereof) and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by FAM or by vote of a majority of the outstanding voting securities of the Fund, or by MLAM U.K., on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event if its assignment or in the event of the termination of the Advisory Agreement. Any termination shall be without prejudice to the completion of transactions already initiated.

                                  ARTICLE VIII

                          Amendments of this Agreement

     This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE IX

                          Definitions of Certain Terms

     The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meaning specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                    ARTICLE X

                                  Governing Law

     This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

     In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                            Fund Asset Management, L.P.

                                            By: /s/ Donald C. Burke
                                                --------------------------------
                                                Name: Donald C. Burke
                                                Title: Treasurer


                                            Merrill Lynch Asset Management U.K.
                                                Limited

                                            By: /s/ Donald C. Burke
                                                --------------------------------
                                                Name: Donald C. Burke
                                                Title: Treasurer